2005 STOCK COMPENSATION PROGRAM
UNDER THE
EMMIS COMMUNICATIONS CORPORATION
2004 EQUITY COMPENSATION PLAN

Section 1.	Introduction and Purpose. To address business conditions, to further align our employees’ interests with those of our shareholders and to award stock bonuses to employees, Emmis Communications Corporation is instituting this 2005 Stock Compensation Program (the “Program”) under the Emmis Communications Corporation 2004 Equity Compensation Plan (the “Plan”).

Section 2.	Award. Pursuant to the authority under the Plan, the Compensation Committee hereby authorizes and awards, effective on the first day of the Award Year, Payroll Stock and Restricted Stock to Participants in accordance with the terms set forth below (sometimes referred to as the “Award” or “Awards”).

Section 3.	Definitions.

“Award Year” means January 1, 2005 through December 31, 2005, and each calendar year thereafter.

“Base Restricted Stock Amount” means the dollar amount of the Participant’s Restricted Stock Participation Percentage equal to or below the Excess Threshold.

“Board of Directors” means the Board of Directors of Emmis Communications Corporation.

“Broker” means NatCity Investments, Inc., or such other organization designated by the Compensation Committee.

“Company” means Emmis Communications Corporation.

“Compensation Committee” means the Compensation Committee of the Board of Directors, or its designee.

“Eligible Employee” means (i) each Emmis employee whose estimated Program Compensation is expected by the Company to equal or exceed $180,000 other than (A) employees who are subject to an agreement that prohibits the Company from unilaterally changing the terms of their compensation and employees whose participation in the Program would violate federal, state or local law and (B) employees who do not incur a 10% pay cut, and (ii) to the extent the employee agrees to reduce the cash portion of the employee’s Program Compensation by the value of any Restricted Stock the employee elects to receive under this Program, (A) each employee who is subject to an agreement that prohibits the Company from unilaterally changing the terms of the employee’s compensation and (B) each employee who is subject to a collective bargaining agreement that permits participation in this Program.

“Emmis” means Emmis Communications Corporation and its Subsidiaries, as defined by the Plan, that are generally included in its United States’ payroll system.

“Emmis Stock”, “Share” or “Stock” means the Class A Common Stock of Emmis Communications Corporation, except in the case of grants to Jeffrey H. Smulyan, “Emmis Stock” means the Class B Common Stock of Emmis Communications Corporation.

“Enrollment Period” means (A) for Restricted Stock Awards, the period ending December 1, 2004 or such later date before the beginning of the Award Year as shall be determined by the Company’s officers and (B) for Payroll Stock Awards, any date before the end of the Award Year.

“Estimated Sale Proceeds” means the estimated sales proceeds of Payroll Stock determined by Emmis using the VWAP on the date of issuance.

“Excess Restricted Stock Amount” means the dollar amount of the Participant’s Restricted Stock Participation Percentage in excess of the Excess Threshold.

“Excess Threshold” means 5% of a Participant’s Program Compensation for such Award Year.

“Initial Value” means the lower of (i) the VWAP on November 1, 2004 and (ii) the VWAP on the first trading day immediately preceding the beginning of the Award Year or (iii) the average VWAP during the first 45 days of that Award Year.

“Participant” means an Eligible Employee that receives an Award under this Program.

“Pay Period Compensation” means a Participant’s Program Compensation attributable to a particular pay period.

“Payroll Stock” or “Payroll Share” means the award of Emmis Stock issued pursuant to Section 5.

“Payroll Stock Percentage” means (i) for an Eligible Employee specified in item (i) of the definition of Eligible Employee, 10% of Participant’s Program Compensation plus any additional amount of Program Compensation the Participant has elected to receive as Payroll Stock, less the amount of any Program Compensation that the Participant has elected to receive as Restricted

Stock, and (ii) for an Eligible Employee specified in item (ii) of the definition of Eligible Employee, the amount of Program Compensation the Participant elects to receive as Payroll Stock.

“Plan” means the 2004 Equity Compensation Plan sponsored by the Company.

“Program” means this 2005 Stock Compensation Program.

“Program Compensation” means for each Participant the amount determined by Emmis based on the Participant’s cash compensation, the value of Payroll Stock and Restricted Stock awarded under this Program during the Award Year or payroll period by a Participant, and any amount deferred under a deferred compensation plan or cafeteria plan. Program Compensation shall exclude auto allowances and bonuses or other amounts that Emmis excludes from regular bi-weekly payroll.

“Restricted Stock” means the award of Stock issued under Section 7.

“Restricted Stock Participation Percentage” means the Program Compensation amount that a Participant elects to forego for the Award Year under Section 7. If the Enrollment Period for Restricted Stock Awards in the Award Year ends in the middle of a pay period, the Restricted Stock Participation Percentage for such pay period shall only apply to the Program Compensation for such pay period attributable to the period after the expiration of the Enrollment Period, but shall be appropriately increased so that the dollar amount that the Restricted Stock Participation Percentage yields, when multiplied by such Program Compensation, the dollar amount that the unadjusted Restricted Stock Participation Percentage would have yielded when multiplied by the Program Compensation for the full payroll period.

“Salaried Participants” means Payroll Stock Participants whose bi-weekly Program Compensation typically remains the same from pay period to pay period.

“Securities Trading Policy” means the policy established by the Board of Directors of the Company from time to time that specifies, among other things, the times when an Emmis employee may buy or sell Emmis Stock.

“VWAP” means the Volume Weighted Average Price per share of Emmis Stock as of the end of a trading day as calculated by Bloomberg, L.P. or such other organization designated by the Company; provided, however, that if there are no shares of Emmis Stock traded on the NASDAQ/NMS on such date, the VWAP shall mean the volume weighted average price per share of Emmis Stock as of the end of the previous trading day on which shares of Emmis Stock were traded on the NASDAQ/NMS.

Section 4.	Participation and Enrollment.

(a)	Participation. Each Eligible Employee that participates in this Program may elect to receive Emmis Stock in the form of Payroll Stock or Restricted Stock; provided, however, that approval of the Participant’s Division President (or the Company’s CFO in the case of Corporate Participants) is required before a Participant who is employed by Emmis prior to December 1, 2004 is permitted to receive Payroll Stock. Notwithstanding the foregoing, officers of the Company who have been designated “Section 16 Officers” by the Board of Directors may only elect to receive Restricted Stock.

(b)	Enrollment. If an Eligible Employee completes the enrollment process within the Enrollment Period, that employee shall become a Participant in the Program on the later of the first day of the Award Year or the first payroll period following timely completion of the enrollment process. An Eligible Employee shall only become a Participant upon the completion of any forms or actions required by the Compensation Committee, including, but not limited to:

(i)	Enrollment Form (required for participation in the Program);

(ii)	Broker Account Forms (required for participation in the Program);

(iii)	W-9 Form (required for participation in the Program);

(iv)	Restricted Stock Agreement (required for Restricted Stock Awards).

All forms required for participation in the Program, together with this Program, shall constitute an “Award Agreement” under the Plan.

(c)	Designated Broker. Notwithstanding anything to the contrary contained in the Program, a Participant must use the Broker designated by the Company to receive Payroll Stock under this Program.

(d)	Maximum Participation Amount. At no point may the cash compensation portion of a Participant’s Pay Period Compensation be less than the minimum wage established by any governmental entity from time to time. In addition, the Company may establish other maximum participation amounts from time to time and will generally require that the cash compensation of each Participant’s Pay Period Compensation not be less than the amount necessary to fund all tax, garnishment or other required withholdings, 401(k), Section 125, health insurance and other employee benefit plan contributions elected by or required of the Participant, and any other items withheld by the Company from a participant’s paycheck.

Section 5.	Payroll Stock.

(a)	Payroll Stock Award. Each Participant shall be awarded at the beginning of each pay period a number of Payroll Shares equal to:

          (A x B) / C, where
A equals Pay Period Compensation,
B equals Payroll Stock Percentage; and
C equals the VWAP on the day the Participant’s Payroll Stock is issued.

Pursuant to the authority under the Plan, (i) the purchase price for Payroll Stock under this Program shall be zero ($0), (ii) while Awards of Payroll Stock are made at the beginning of each pay period, they will vest ratably over the pay period and all Payroll Stock will be subject to forfeiture until vested, (iii) after vesting, the Payroll Stock shall be issued without restriction as to resale, and (iv) no Participant may use Payroll Stock for “Share Withholding” under Section 17 of the Plan.

(b)	Issuance of Shares.

(i)	Payroll Stock shall be issued to Participants on one or more days selected by officers of the Company during the week paychecks are issued.

(ii)	Emmis may change the issuance date for any person or groups of persons without prior notice at any time for any reason. Additionally, if the Program Compensation for a Salaried Participant changes in any pay period, Emmis reserves the right to issue Payroll Stock for that pay period based upon the Participant’s typical Program Compensation and to issue more or less Payroll Stock, as appropriate, during one or more following pay periods.

(c)	Receipt of Shares. Each Participant will have any Payroll Stock issued to the Participant for each pay period deposited into an individual brokerage account with the Broker. Emmis will withhold from any cash portion of the Participant’s paycheck for such pay period any taxes attributable to such Payroll Stock and required to be withheld by Emmis. So long as a Participant is not in possession of material non-public information and the Securities Trading Policy does not prohibit the Participant from buying or selling Emmis Stock, the Participant may sell the Payroll Shares at any time.

(c)	Example. Assume a Participant has Program Compensation of $30,000 and has a Payroll Stock Percentage of 10%, the Participant’s annualized cash compensation would be $27,000 and the Participant would also receive $3,000 in Payroll Stock over the course of the Award Year.

Section 6.	Intentionally Omitted.

Section 7.	Restricted Stock.

(a)	Restricted Stock Agreement. During the Enrollment Period, a Participant may elect to enter into a Restricted Stock Agreement providing for the issuance of Restricted Stock to the Participant after the Award Year. Subject to the terms of the Restricted Stock Agreement, the number of shares of Restricted Stock to be issued to the Participant will equal the sum of Shares determined under Subsection 7(b) and, if applicable, Subsection 7(c). Such Restricted Stock will be issued in one or more lots or in another manner designed by the Company to minimize an adverse impact of such issuance on the trading price of the stock, as soon as administratively practicable after the end of the Award Year. So long as a Participant is not in possession of material non-public information and the Securities Trading Policy does not prohibit the Participant from buying or selling Emmis Stock, the Participant may sell the Restricted Stock upon receiving a certificate for the stock or having the stock deposited in Participant’s account with the Broker after the end of the Award Year. Pursuant to the authority under the Plan, the purchase price for Restricted Stock under this Program shall be zero ($0) and the Restricted Stock shall be issued without restriction as to resale.

(b)	Base. The number of Shares of Restricted Stock awarded under this Subsection shall equal the Base Restricted Stock Amount divided by 90% of the Initial Value. The actual number of Shares will be rounded up to the nearest full share.

(c)	Excess. The number of Shares of Restricted Stock awarded under this Subsection shall equal the Excess Restricted Stock Amount divided by 80% of the Initial Value. The actual number of Shares will be rounded up to the nearest full share.

(d)	Example. Assume a Participant has Program Compensation of $30,000 and has elected a Restricted Stock Participation Percentage of 10% (i.e., $3,000). The Participant’s Base Restricted Stock Amount would be $1,500 (5% of $30,000) and the Excess Restricted Stock Amount would be $1,500 (all amounts over 5% of $30,000) for a total of $3,000. Now assume the Initial Value is $20. The Participant would receive the following Shares after the end of the Award Year:

Base	$1,500/(90% X $20) = 83.33 Shares
Excess	$1,500/(80% X $20) = 93.75 Shares

Because the Base Shares are rounded to 84 and 94 Shares, the Participant would receive a total of 188 Shares after the end of the Award Year.

(e)	Forfeiture.

(i)	A Participant shall forfeit any and all rights under this Section 7 and the Company shall not issue any Restricted Stock hereunder if the Participant voluntarily terminates employment with Emmis or is terminated by Emmis for Cause (as defined below) prior to the last day of the Award Year. In all other terminations of employment, the number of Shares of Restricted Stock that Emmis will issue to the Participant will be prorated for the portion of the Award Year that Emmis employed the Participant. If a Participant ceases to be employed by Emmis for any reason other than voluntary termination or Cause, Emmis will deliver to the Participant or, in the event of death, the Participant’s estate, a certificate for the prorated Shares of Emmis Stock promptly after the Participant or estate pays Emmis any applicable taxes and other withholdings as required by law.

(ii)	Solely for purposes of grants of Restricted Stock under this Program, “Cause” means the conviction of the Participant of (or the admission by the Participant of the commission of ) any felony or other crime involving dishonesty, fraud or moral turpitude, or the Participant’s habitual neglect of duties; provided that in either event, the action involved must have had a detrimental effect on Emmis.

(iii)	During the Enrollment Period, a Participant who has elected to receive Restricted Stock may further elect the “Tax Vesting Option” as set forth in this paragraph. If a Participant elects the Tax Vesting Option, such Participant shall be issued, within 60 business days from the commencement of the Award Year, Restricted Stock in accordance with Subsection 7(b) and 7(c) above based upon the Participant’s estimated Program Compensation for the Award Year, subject to the following:

     A. On the first day of each pay period for which a paycheck is issued during the Award Year, a portion of the Participant’s Restricted Stock shall vest and not be subject to the forfeiture provisions set forth in 7(e)(i). The amount of Restricted Stock that vests each pay period shall equal the Participant’s Pay Period Compensation divided by the Initial Value. If a Participant’s actual Program Compensation for the Award Year exceeds the estimated Program Compensation, Emmis will issue additional Restricted Stock to the Participant in accordance with Subsection 7(b) and 7(c) within 30 days after the end of the Award Year. If a Participant’s actual Program Compensation for the Award Year is less than the estimated Program Compensation, the Participant will forfeit any Restricted Stock not previously vested under this Subsection.

     B. The Company shall hold all Restricted Stock issued to the Participant during the Award Year and the Participant may not offer any vested Restricted Stock for sale until after the end of the Award Year or termination of employment.

     C. The Participant must execute a stock power authorizing the Company to transfer all unvested Restricted Shares to the Company upon termination of employment.

     D. Notwithstanding the foregoing, in the event the Participant is terminated for Cause, all Restricted Shares shall be forfeited.

     E. For purposes of determining the amount of Restricted Stock in which a Participant is vested upon a termination of employment (other than for Cause) within the first 44 business days of an Award Year, the Company shall use only the VWAP on the applicable date under clause (i) of the definition of Initial Value.

     F. Each pay period Emmis will include the portion of the Participant’s Restricted Stock that vested as non-cash compensation and will withhold taxes on that amount from the cash portion of the Participant’s paycheck. To the extent that these withholdings are less than required by law, Emmis may from time to time withhold additional amounts to meet its legal obligations.

     G. Emmis will deliver to the Participant or, in the event of death, the Participant’s estate, a certificate for the vested Restricted Stock promptly after the Participant or estate pays Emmis any additional applicable taxes and other withholdings as required by law.

Section 8.	Incorporation of Equity Compensation Plan by Reference. The adoption of this Program is not an amendment to the Plan. Instead, it represents the exercise of discretionary authority of the Compensation Committee to make “Awards” of “Restricted Stock” under the Plan by setting forth in advance the terms and conditions under which certain “Awards” will be made under the Plan. All of the terms and conditions of the Plan are incorporated by reference in this Program and each Award hereunder

Section 9.	Miscellaneous.

(a)	Administration. The Compensation Committee and its designee have the express authority under this Program to:

(i)	carry out the general administration of the Program;

(ii)	cause to be prepared all forms necessary or appropriate for the administration of the Program;

(iii)	keep appropriate books and records;

(iv)	determine amounts to be disbursed to Participants and others under the provisions of the Program;

(v)	determine, consistent with the provisions of this instrument and the Plan, all questions of eligibility, rights, and status of Participants and others under this Program; and

(vi)	interpret, with discretionary authority, the provisions of this Program and to resolve, with discretionary authority, all disputed questions of Program interpretation and benefit eligibility, consistent with the terms of the applicable Plan;

(b)	Relationship. Notwithstanding any other provision of this Program, this Program and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among Emmis, the Participant, or any other persons.

(c)	Tax Withholding. The Company may withhold from any payment due hereunder any taxes required to be withheld under applicable federal, state, or local tax laws or regulations.

(d)	Tax Liability. The Company does not expressly or impliedly guarantee any federal, state or local tax consequences of participation in the Program.

(e)	Amendment. The Compensation Committee reserves the right to amend the Program at any time as it deems appropriate in its sole discretion. No amendment shall reduce any benefits accrued under the Program prior to the date the amendment was duly authorized.

(f)	Termination. The Compensation Committee reserves the right to terminate the Program at any time as it deems appropriate in its sole discretion.